Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Declares Fourth Quarter Dividend and Announces Share Purchase

PITTSBURGH, October 26, 2004 – The Board of Directors of Mine Safety Appliances Co. (NYSE: MSA) today declared a fourth quarter dividend of 10 cents per share on common stock, payable December 10, 2004 to shareholders of record on November 19, 2004.

The Board also declared a dividend of 56-1/4 cents per share on preferred stock, payable December 1, 2004 to shareholders of record on November 19, 2004.

In addition, the Board has authorized the company to purchase up to 200,000 shares of its common stock from time to time in private transactions and on the New York Stock Exchange.

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